Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the ordinary shares, par value US$0.0000005 per share of Premium Catering (Holdings) Limited, a Cayman Islands exempted company limited by shares. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

The undersigned acknowledge that each shall be responsible for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of October 14, 2024.

Hero Global Enterprises Limited

/s/ Mr. Yu Chun Yin
Mr. Yu Chun Yin

Mr. Yu Chun Yin

/s/ Mr. Yu Chun Yin